Exhibit 10.16

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 30th day of December, 2013, by and between SILICON VALLEY BANK (“Bank”) and ZENDESK, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 12, 2012 (as amended by that certain First Amendment and Waiver, dated as of June 14, 2013, and as further amended, modified, supplemented or restated from time to time, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Bank amend the Loan Agreement to (1) increase the revolving line from $10,000,000 to $20,000,000 and (2) make certain other revisions to the Loan Agreement as more fully set forth herein.

C. Bank has agreed to amend such provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a)(i) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(i) Revolving Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating rate per annum equal to two percentage points (2.00%) (the “margin”) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below; provided that upon the consummation of an Initial Public Offering yielding net cash proceeds of not less than One Hundred Million Dollars ($100,000,000) to the Borrower, such margin shall be reduced to zero percentage points (0.00%).

2.2 Section 2.4 (Fees). Section 2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Thousand Dollars ($100,000), on the Effective Date;

(b) Anniversary Fee. (i) A fully earned, non-refundable anniversary fee of Fifty Thousand Dollars ($50,000), on the first anniversary of the Effective Date, (ii) a fully earned, non-refundable anniversary fee of Twenty Seven Thousand Eight Hundred and Eight Dollars ($27,808) on June 11, 2014, and (iii) a fully earned, non-refundable anniversary fee of One Hundred Thousand Dollars ($100,000), on the first anniversary of the Second Amendment Effective Date;

(c) Final Payment. The Final Payment, when due hereunder;

(d) Facility Fee. A fully earned, non-refundable facility fee of Twenty Five Thousand Dollars ($25,000), on the First Amendment Effective Date;

(e) Facility Fee. A fully earned, non-refundable facility fee of Fifty Thousand Dollars ($50,000), on the Second Amendment Effective Date; and

(f) Bank Expenses. All Bank Expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred and invoiced to Borrower through and after the Second Amendment Effective Date, when due hereunder.

2.3 Section 5.8 (Tax Returns and Payments; Pension Contributions). The first sentence of Section 5.8 is hereby amended in its entirety to read as follows:

“Except as set forth on Annex I to the Second Amendment, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions owed to a Governmental Authority that (i) do not at any time exceed an amount of Twenty-Five Thousand Dollars ($25,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate and (ii) are not secured by any Lien on any of the Collateral that is other than a “Permitted Lien.”

2.4 Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Quick Ratio. Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue of at least the levels set forth below corresponding to any date of determination:

Date of Determination	Ratio
Effective Date through March 31, 2014	1.25 to 1.0
April 1, 2014 through June 30, 2014	1.00 to 1.0
July 1, 2014 and thereafter	0.85 to 1.0

(b) Minimum Revenue. Maintain, measured as of the end of each fiscal quarter during the following periods, revenue (as defined under GAAP) of at least the following:

Fiscal Quarter Ending	Minimum GAAP Revenue
March 31, 2014	$19,748,000
June 30, 2014	$22,480,000
September 30, 2014	$25,779,000
December 31, 2014	$29,323,000

For each fiscal quarter ending during the 2015 fiscal year, the minimum revenue covenant will be established by Bank based on the Borrower’s board approved plan for such fiscal year, in a manner consistent with the manner in which the levels above were established with respect to the 2014 fiscal year.

2.5 Section 13 (Definitions).

(a) The following term and its respective definition set forth in Section 13.1 of the Loan Agreement is amended in its entirety and replaced with the following:

“Borrowing Base” is, as of the date of determination, the aggregate of the three Advance Amounts (reflecting all of Borrower’s Specified Price Plans); provided that if at any time the Borrower’s ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue as of the last day of any month is less than 1.00 to 1.0, then the Borrowing Base shall be immediately reduced to fifty percent (50%) of such aggregate amount and shall not revert to the full aggregate amount until such ratio exceeds 1.00 to 1.0 as of the last day of any month.

““Revolving Line” is an Advance or Advances in an amount equal to Twenty Million Dollars ($20,000,000.00).”

““Revolving Line Maturity Date” is January 1, 2016.”

(b) The following terms and their definitions are hereby added to Section 13.1 of the Loan Agreement as follows:

““Second Amendment” means that certain Second Amendment to this Agreement, dated as of December 30, 2013, between Bank and Borrower.

““Second Amendment Effective Date” means December 30, 2013.”

2.6 Exhibit D (Compliance Certificate). Exhibit D of the Loan Agreement is hereby amended and restated in its entirety in the form set forth as Annex II hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Second Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary action on the part of Borrower;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application relating to or affecting creditors’ rights and general equitable principles.

5. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of the facility fee pursuant to Section 2.4(d) of the Loan Agreement as amended by this Amendment, (c) all corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be reasonably satisfactory in form and substance to Bank and (d) the representations and warranties in Section 4 of this Amendment shall be true, accurate and complete in all material respects.

6. Bank Expenses. In accordance with Section 12.10 of the Loan Agreement, the Borrower agrees to promptly pay all Bank Expenses payable by the Borrower to Bank in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Cooley LLP, as counsel for Bank.

7. Effect of Amendment; Reaffirmation. On and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof or words of like import referring to the Loan Agreement, and each reference in each of the Loan Documents to “the Loan Agreement,” “thereunder,” “thereof or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended by this

Amendment. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank By: /s/ Shawn Parry Name: Shawn Parry Title: V.P.	Zendesk, Inc. By: /s/ Alan Black Name: Alan Black Title: Chief Financial Officer